Exhibit 99.1

May 21, 2020

Dear Fellow Shareholder:

The first half of fiscal year 2020 has been the most eventful and challenging time that we have faced in my tenure at Energy Services (the “Company”). The loss of $1.9 million for the six months ended March 31, 2020 was much worse than contained in our business plan. While January and February 2020 were seasonally slow, the COVID-19 pandemic resulted in a complete shutdown of non-essential work during March, April and the first half of May. We began making layoffs in early March as projects were first delayed for weeks and then months. Our business is completely unsustainable with only $18.1 million of revenue that we achieved in the three months ended March 31, 2020, without massive downsizing, layoffs and restructuring.

After the conclusion of our second fiscal quarter, we were informed we were approved for a Paycheck Protection Program (“PPP”) loan under the CARES Act. Through the diligent efforts of United Bank and the Small Business Administration we secured financing of $9.8 million that came at a critical time for the Company. Since receiving the PPP loan, we have been able to retain all our employees and hire back employees that had previously been laid off.

We have had several positive developments since the last shareholder letter. First, we hired Chuck Austin as the new president of CJ Hughes. Mr. Austin started his career at CJ Hughes and has over 40 years of experience in our industry, including stints as the CEO of a comparably sized firm. He has hit the ground running by pushing forward with new marketing and operational initiatives. If you have a spare minute, please check out our new website at www.cjhughes.com. Second, the need for our services did not disappear with the COVID-19 pandemic, but instead many of the projects that had been originally planned for March are now underway or will start in June. That has caused our backlog to grow from $63.0 million at the end of fiscal year 2019 to $92.4 million as of March 31, 2020. This compares very favorably to the $48.0 million backlog on March 31, 2019. Lastly, while our lender was unable to renew our line of credit due to losses for the six months ended March 31, 2020, we did secure a 60-day extension through June 28, 2020.

Tough times don’t last but tough people do. We appreciate your confidence during this challenging time, and we are committed to improving our business to insure we come out stronger than we entered this crisis.

Sincerely,

/s/ Douglas V. Reynolds

Douglas V. Reynolds, President

Energy Services of America